Exhibit 99.5(b)

EXHIBIT A

BOUNDARY MAP

(ON FILE IN SUPERVISOR'S OFFICE)

EXHIBIT B

SCHEDULE OF GFA

EXHIBIT B

DETERMINATION OF GFA

The initial GFA for this permit is agreed to be $64,571,382 (*), which amount was determined by making the following alterations and adjustments to the $60,527,828 GFA amount as of September 30, 1987:

(a)	an amount of $9,334,109 was subtracted representing the revaluation of assets of November 1, 1985.
(b)	an amount of $20,792,510 (*) was added to reflect all additions to GFA put in service by holder from October 1, 1987 to the date of this permit as shown in the schedule below;
(c)	an amount of $973,137 (*) was subtracted to reflect all deletions to GFA from October 1, 1987 to the date of this permit as shown in the schedule below.
(d)	an amount of $3,000,753 was subtracted to reflect all deletions to GFA from October 1, 1987 to the date of this permit as shown in the schedule below.
(e)	an amount of $1,287,515 was subtracted representing the amount of all operating leases included in GFA as of September 30, 1987; and
(f)	an amount of $2,153,442 was subtracted representing the cost of capital on additions for the period 4/30/85 to 9/30/87.

ADDITIONS AND RETIREMENTS BY YEAR

Year Ending Additions Retirements

September 30, 1988	$ 1,563,025	$787,827
September 30, 1989	11,287,607	110,015
September 30, 1990	__7,941,878	__75,295
Totals	$20,792,510	$973,137

(*) All amounts as of 9/30/90 (need to be updated to 9/30/91).

EXHIBIT C

MASTER PLAN

(ON FILE IN SUPERVISOR'S OFFICE)